The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any state where the offer or sale is not permitted.
Subject to Completion. Dated December 23, 2025.
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283969
The Toronto-Dominion Bank $ Contingent Coupon Barrier Notes Linked to the Common Stock of The Campbell’s Company Due

The amount that you will be paid, if anything, on the notes is based on the performance of the common stock of The Campbell’s Company (the reference asset). If the closing price of the reference asset on any observation date is less than 80.00% of the initial price (set on the pricing date and will be the closing price of the reference asset on the pricing date), you will not receive the contingent coupon payment on the corresponding coupon payment date.
The notes will mature on the maturity date (expected to be approximately 18 months after the pricing date). Observation dates will be specified dates that are expected to be approximately 3 months, 6 months, 9 months, 12 months, 15 months and 18 months after the pricing date. If on any observation date the closing price of the reference asset is equal to or greater than 80.00% of the initial price, you will receive on the applicable coupon payment date a contingent coupon payment per note equal to the product of (a) the quotient of the number of months from the immediately preceding observation date (or the pricing date, in the case of the first observation date) to such observation date divided by 12 times (b) between $1,028.00 and $1,208.00 (the potential for up to between 10.28% and 12.08% per annum, to be determined on the pricing date).
The return on your notes at maturity, in addition to the final contingent coupon payment, if any, is based on the closing price of the reference asset on the final valuation date (the final observation date) relative to the initial price. At maturity, in addition to any contingent coupon payment otherwise due, for each $10,000 principal amount of your notes:
•	If the final price is equal to or greater than 80.00% of the initial price, you will receive an amount in cash equal to the principal amount of $10,000.
•
If the final price is less than 80.00% of the initial price, you will receive a number of shares of the reference asset (with cash paid in lieu of any fractional share) per note equal to the share delivery amount, which is equal to the quotient of (i) $10,000 divided by (ii) the initial price. The value of the share delivery amount, as of the final valuation date, will be less than 80.00% of the principal amount of your notes and you will not receive a contingent coupon.

If the final price is less than 80.00% of the initial price, the return on your notes is expected to be negative and will be based on the percentage decline in the price of the reference asset from the initial price to the final price. In such circumstances, you will lose all or a substantial portion of your investment. Any payments or deliveries on the notes are subject to our credit risk.
The notes are unsecured and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.The notes will not be listed or displayed on any securities exchange or electronic communications network.
The notes do not guarantee the payment of any contingent coupon payments or the return of the principal amount and, if the final price is less than 80.00% of the initial price, investors may lose up to their entire investment in the notes.

You should read the disclosure herein to better understand the terms and risks of your investment. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-ES-ETF-1 dated February 26, 2025, (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”).
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The initial estimated value of the notes at the time the terms of your notes are set on the pricing date is expected to be between $9,303.00 and $9,603.00 per $10,000 principal amount, which is less than the public offering price listed below. See “Additional Information Regarding the Estimated Value of the Notes” on the following page and “Additional Risk Factors” beginning on page P-7 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Note	$10,000.00	$149.00	$9,851.00
Total	$•	$•	$•
1 See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

TD Securities (USA) LLC
Pricing Supplement dated          , 2025

The public offering price, underwriting discount and proceeds to TD listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the public offering price you pay for such notes.
We, TD Securities (USA) LLC (“TDS”) or any of our affiliates, may use this pricing supplement in the initial sale of the notes. In addition, we, TDS or any of our affiliates may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we, TDS or any of our affiliates informs the purchaser otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction.
Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions on the Pricing Date, and will be included in the final pricing supplement. The economic terms of the Notes are based on TD’s internal funding rate (which is TD’s internal borrowing rate based on variables such as market benchmarks and TD’s appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that TD or any of TD’s affiliates expect to earn in connection with structuring the Notes, the estimated cost TD may incur in hedging its obligations under the Notes and the estimated development and other costs which TD may incur in connection with the Notes. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes. On the cover page of this pricing supplement, TD has provided the initial estimated value range for the Notes. This range of estimated values was determined by reference to TD’s internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and TD’s internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” herein. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — TD’s and TDS’s Estimated Value of the Notes Are Determined By Reference to TD’s Internal Funding Rates and Are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities”.
TD’s estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which TDS may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, TDS or another affiliate of TD’s intends to offer to purchase the Notes   in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which TDS may initially buy or sell the Notes in the secondary market, if any, may exceed TD’s estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Pricing Date because, in its discretion, TD may elect to effectively reimburse to investors a portion of the estimated cost of hedging its obligations under the Notes and other costs in connection with the Notes which TD will no longer expect to incur over the term of the Notes. TD made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement TD may have with the distributors of the Notes. The amount of TD’s estimated costs which is effectively reimbursed to investors in this way may not be allocated ratably throughout the reimbursement period, and TD may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Pricing Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
If a party other than TDS or its affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which was calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly less.
We urge you to read the “Additional Risk Factors” in this pricing supplement.

TD SECURITIES (USA) LLC	P-2

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series H
Type of Note:	Contingent Coupon Barrier Notes (the “Notes”)
Term:	Expected to be approximately 18 months.
Reference Asset:	The common stock of The Campbell’s Company (Bloomberg Ticker: CPB UW)
CUSIP / ISIN:	89117HBJ3 / US89117HBJ32
Agent:	TD Securities (USA) LLC (“TDS”)
Currency:	U.S. Dollars
Minimum Investment:	$10,000 and minimum denominations of $10,000 in excess thereof
Principal Amount:
$10,000 per Note; $                     in the aggregate for all the offered Notes; the aggregate Principal Amount of the offered Notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered Notes on a date subsequent to the date of the final pricing supplement.

Pricing Date:	[ ]
Issue Date:	Expected to be three Business Days following the Pricing Date.
Final Valuation Date:	Expected to be approximately 18 months following the Pricing Date, subject to postponement for market disruption events and other disruptions, as described under “— Observation Dates” below.
Maturity Date:
Expected to be two Business Days following the Final Valuation Date, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes — Maturity Date” in the product supplement.

Observation Dates:
Specified dates that are expected to be approximately 3 months after the Pricing Date, approximately 6 months after the Pricing Date, approximately 9 months after the Pricing Date, approximately 12 months after the Pricing Date, approximately 15 months after the Pricing Date and the Final Valuation Date, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes — Valuation Date(s)” in the product supplement.

Coupon Payment Dates:
Expected to be the second Business Day after each Observation Date (except that the final Coupon Payment Date will be the Maturity Date), subject to postponement as described above under “— Observation Dates”

TD SECURITIES (USA) LLC	P-3

Contingent Coupon Payment:
On each Coupon Payment Date, for each $10,000 Principal Amount of the Notes, we will pay you an amount in cash, if any, equal to:
•         if the Closing Price of the Reference Asset is equal to or greater than the Contingent Coupon Barrier Price on the relevant Observation Date, a Contingent Coupon Payment will be paid to you on the corresponding Coupon Payment Date, in an amount equal to the product of (a) the quotient of the number of months from the immediately preceding Observation Date (or the Pricing Date, in the case of the first Observation Date) to such Observation Date divided by 12 times (b) between $1,028.00 and $1,208.00 (the potential for up to between 10.28% and 12.08% per annum, to be determined on the Pricing Date); or
•         if the Closing Price of the Reference Asset is less than the Contingent Coupon Barrier Price on the relevant Observation Date, $0.
All amounts used in or resulting from any calculation relating to the Contingent Coupon Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.
Contingent Coupon Payments on the Notes are not guaranteed. You will not receive a Contingent Coupon Payment on a Coupon Payment Date if the Closing Price of the Reference Asset on the related Observation Date is less than the Contingent Coupon Barrier Price.

Contingent Coupon Barrier Price:	80.00% of the Initial Price, subject to adjustment as described under “Additional Terms of the Notes — Anti-Dilution Adjustments” herein.
Payment at Maturity:
On the Maturity Date, for each $10,000 Principal Amount of your Notes in addition to any Contingent Coupon Payment otherwise due:
•          if the Final Price is equal to or greater than the Principal Barrier Price, we will pay you an amount in cash equal to $10,000
•          if the Final Price is less than the Principal Barrier Price, we will deliver to you a number of shares of the Reference Asset equal to the Share Delivery Amount
In this case, the value of the Share Delivery Amount, as of the Final Valuation Date, will be less than 80.00% of the Principal Amount of your Notes and you will not receive a Contingent Coupon Payment. If the Final Price is less than the Principal Barrier Price, the return on your Notes is expected to be negative and will be based on the percentage decline in the price of the Reference Asset from the Initial Price to the Final Price. You will lose all or a substantial portion of your investment.
Additionally, in the event that the Final Price is less than the Principal Barrier Price, any decline in the price of the Reference Asset from the Final Valuation Date to the Maturity Date will cause the return on your Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the value of the Share Delivery Amount calculated as of the Final Valuation Date.

Share Delivery Amount:
A number of shares of the Reference Asset equal to the quotient of (i) $10,000 divided by (ii) the Initial Price, rounded to the nearest ten thousandth of one share.
Any fractional share included in the Share Delivery Amount will be paid in cash at an amount equal to the product of the fractional share and the Final Price. For the avoidance of doubt, if the Share Delivery Amount is less than 1.0000, at maturity you will receive an amount in cash per Note, if anything, equal to the product of the Share Delivery Amount and the Final Price.
The Share Delivery Amount is subject to adjustment as described under “Additional Terms of the Notes — Anti-Dilution Adjustments” herein and, to the extent any Share Delivery Amount is owed, if as a result of the occurrence of any such event the Calculation Agent determines that such delivery is prohibited, restricted, impractical or otherwise impaired in full or part, the value of all or the affected portion will be settled by an amount in cash equal to the value thereof, as determined by the Calculation Agent.

Initial Price:	The Closing Price of the Reference Asset on the Pricing Date, subject to adjustment as described under “Additional Terms of the Notes — Anti-Dilution Adjustments” herein.
Final Price:	The Closing Price of the Reference Asset on the Final Valuation Date

TD SECURITIES (USA) LLC	P-4

Principal Barrier Price:	80.00% of the Initial Price, subject to adjustment as described under “Additional Terms of the Notes — Anti-Dilution Adjustments” herein
Closing Price:
The closing sale price or last reported sale price, regular way, (or, in the case of Nasdaq, the official closing price) for the Reference Asset, on a per-share or other unit basis, on the principal national securities exchange on which the Reference Asset is listed for trading on that day, or, if the Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of the Reference Asset.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City
U.S. Tax Treatment:
By purchasing a Note, each holder agrees, in the absence of a statutory or regulatory change or an  administrative determination or judicial ruling to the contrary, to characterize the Notes, for U.S. federal income tax purposes, as pre-paid derivative contracts with respect to the Reference Asset. Pursuant to this approach, it is likely that any Contingent Coupon Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. Please see the discussion below under “Material U.S. Federal Income Tax Consequences”. An investment in the Notes is not appropriate for non-U.S. holders, and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes.

Canadian Tax Treatment:
Please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined in the prospectus).

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities — Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary herein or in the product supplement.
The Pricing Date, the Issue Date, the Observation Dates, the Coupon Payment Dates, the Final Valuation Date and the Maturity Date are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.
TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement, relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
◾	Product Supplement MLN-ES-ETF-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006132/ef20044456_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances. Accordingly, investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Final Price is less than the Principal Barrier Price, we will deliver to you at maturity a number of shares of the Reference Asset (with cash paid in lieu of any fractional share) per Note equal to the Share Delivery Amount, the value of which, as of the Final Valuation Date, will be less than 80.00% of the Principal Amount of your Notes.
If you receive the Share Delivery Amount, you are expected to suffer a loss on your investment based on the percentage decline in the price of the Reference Asset from the Initial Price to the Final Price. Additionally, in the event that the Final Price is less than the Principal Barrier Price, any decline in the price of the Reference Asset from the Final Valuation Date to the Maturity Date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the value of the Share Delivery Amount calculated as of the Final Valuation Date.
You Will Not Receive the Contingent Coupon Payment With Respect to a Coupon Payment Date If the Closing Price on the Reference Asset on Such Observation Date Is Less Than the Contingent Coupon Barrier Price.
You will not receive a Contingent Coupon Payment on a Coupon Payment Date if the Closing Price of the Reference Asset on the related Observation Date is less than the Contingent Coupon Barrier Price. If the Closing Price of the Reference Asset is less than the Contingent Coupon Barrier Price on each Observation Date over the term of the Notes, you will not receive any Contingent Coupon Payments and you will not receive a positive return on your Notes. Generally, this non-payment of any Contingent Coupon Payment will coincide with a greater risk of principal loss on your Notes at maturity.
The Potential Positive Return on the Notes Is Limited to the Contingent Coupon Payments Paid on the Notes, If Any, Regardless of Any Appreciation in the Price of the Reference Asset.
The potential positive return on the Notes is limited to any Contingent Coupon Payments paid, meaning any positive return on the Notes will be composed solely of the sum of any Contingent Coupon Payments paid over the term of the Notes. Therefore, if the appreciation of the Reference Asset exceeds the sum of any Contingent Coupon Payments actually paid on the Notes, the return on the Notes will be less than the return on a direct investment in the Reference Asset or in a security directly linked to the positive performance of the Reference Asset.
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed coupon payments and you may not receive any Contingent Coupon Payments over the term of the Notes. Even if you do receive one or more Contingent Coupon Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Price of the Reference Asset
If the Final Price is less than the Principal Barrier Price, you will receive a number of shares of the Reference Asset (with cash paid in lieu of any fractional share) per Note equal to the Share Delivery Amount, the value of which, as of the Final Valuation Date, will be less than the Principal Amount of your Notes and you could lose all or a substantial portion of your investment in the Notes. This means that while a decrease in the Final Price to the Principal Barrier Price will not result in a loss of the Principal Amount on the Notes, a decrease in the Final Price to less than the Principal Barrier Price will result in a loss of a significant portion of the Principal Amount of the Notes despite only a small change in the price of the Reference Asset.

TD SECURITIES (USA) LLC	P-7

The Amounts Payable or Deliverable on the Notes Are Not Linked to the Price of the Reference Asset at Any Time Other Than on the Observation Dates (Including the Final Valuation Date).
Any payments or deliveries on the Notes will be based on the Closing Price of the Reference Asset only on the Observation Dates (including the Final Valuation Date). Even if the value of the Reference Asset appreciates prior to an Observation Date but then drops on that day to a Closing Price that is less than the Contingent Coupon Barrier Price, you will not receive any Contingent Coupon Payment with respect to such Coupon Payment Date. Similarly, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Price of the Reference Asset on a date other than the Final Valuation Date. Although the actual price of the Reference Asset at other times during the term of the Notes may be higher than the price on one or more Coupon Payment Dates (including the Final Valuation Date), any Contingent Coupon Payments on the Notes and the return on the Notes will be based solely on the Closing Price of the Reference Asset on the applicable Coupon Payment Dates (including the Final Valuation Date).
The Contingent Coupon Payment Will Reflect, in Part, the Volatility of the Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher the Reference Asset’s volatility, the more likely it is that the Closing Price of the Reference Asset could be less than the Contingent Coupon Barrier Price on an Observation Date or the Principal Barrier Price on the Final Valuation Date. Volatility means the magnitude and frequency of changes in the price of the Reference Asset. This greater risk will generally be reflected in a higher Contingent Coupon Payment for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Coupon Payment is set on the Pricing Date, the Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The price of the Reference Asset could fall sharply on the Observation Dates, resulting in few or no Contingent Coupon Payments or on the Final Valuation Date, resulting in a significant or entire loss of principal.
The Return on Your Notes Will Not Reflect, and You Will Not Be Entitled to Any Dividends or Other Distributions on, the Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Unless and until you receive the Share Delivery Amount on the Maturity Date, investing in the Notes will not make you a holder of shares of the Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions or any rights against the issuer of the Reference Asset (the “Reference Asset Issuer”). As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset and received any dividends paid or other distributions made in connection with them.
Risks Relating to Characteristics of the Reference Asset
There Are Single Stock Risks Associated With the Reference Asset.
The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and the Reference Asset Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Asset and the Reference Asset Issuer. For additional information, see “Information Regarding the Reference Asset” herein. We urge you to review financial and other information filed periodically by the Reference Asset Issuer with the SEC.
We Do Not Control the Reference Asset Issuer and Are Not Responsible for Any of its Disclosures.
Neither we nor any of our affiliates have the ability to control the actions of the Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to the Reference Asset or the Reference Asset Issuer. We are not responsible for the Reference Asset Issuer’s public disclosure of information on itself or the Reference Asset, whether contained in SEC filings or otherwise. You should make your own investigation into the Reference Asset Issuer.
The Observation Dates (Including the Final Valuation Date) and the Related Payment Dates Are Subject to Market Disruption Events and Postponements.
Each Observation Date (including the Final Valuation Date) and related Coupon Payment Date (including the Maturity Date) is subject to postponement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product supplement and “Summary — Observation Dates” herein.
Risks Relating to Estimated Value and Liquidity
TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Are Set on the Pricing Date) is Expected to Be Less Than the Public Offering Price of the Notes.
TD’s initial estimated value of the Notes is only an estimate. TD’s initial estimated value of the Notes is expected to be less than the public offering price of the Notes. The difference between the public offering price of the Notes and TD’s initial estimated value reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with a third party. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

TD SECURITIES (USA) LLC	P-8

TD’s and TDS’s Estimated Value of the Notes Are Determined By Reference to TD’s Internal Funding Rates and Are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities.
TD’s initial estimated value of the Notes and TDS’s estimated value of the Notes at any time are determined by reference to TD’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for TD’s conventional fixed-rate debt securities and the borrowing rate TD would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, TD’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for TD’s conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for TD’s conventional fixed-rate debt securities, or the borrowing rate TD would pay for its conventional fixed-rate debt securities were to be used, TD would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
TD’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ From Others’ (Including TDS’s) Estimates.
TD’s initial estimated value of the Notes is determined by reference to its internal pricing models when the terms of the Notes are set. These pricing models take into account a number of variables, such as TD’s internal funding rate on the Pricing Date, and are based on a number of assumptions as discussed further under “Additional Information Regarding the Estimated Value of the Notes” herein. Different pricing models and assumptions (including the pricing models and assumptions used by TDS) could provide valuations for the Notes that are different from, and perhaps materially less than, TD’s initial estimated value. Therefore, the price at which TDS would buy or sell your Notes (if TDS makes a market, which it is not obligated to do) may be materially less than TD’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of the Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which TDS, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which TDS, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which TDS May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which TDS may initially buy or sell the Notes in the secondary market (if TDS makes a market in the Notes, which it is not obligated to do) may exceed the estimated value   of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Pricing Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which TDS may initially buy or sell the Notes in the secondary market   may not be indicative of future prices of your Notes.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.
When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:
•	the price of the Reference Asset;
•	the volatility – i.e., the frequency and magnitude of changes – in the price of the Reference Asset;
•	the dividend rates of the Reference Asset, if applicable;
•
economic, financial, regulatory and political, military, public health or other events that may affect stock markets generally and the market segment of which the Reference Asset is a part, and which may affect the market price of the Reference Asset;

•	interest rates and yield rates in the market;
•	the time remaining until your Notes mature; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

TD SECURITIES (USA) LLC	P-9

These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.
The future prices of the Reference Asset cannot be predicted. The actual change in the price of the Reference Asset over the term of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical Closing Prices of the Reference Asset or to the hypothetical examples shown elsewhere in this pricing supplement.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. TDS and our affiliates may make a market for the Notes; however, they are not required to do so. TDS and our affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the Reference Asset and, as a result, you may suffer substantial losses.
If the Price of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the price of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the price of the Reference Asset increases above the Initial Price during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
The Agent Discount, if Any, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect any dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, if the dealer from which you purchase Notes, or one of its affiliates, is to conduct hedging activities for us in connection with the Notes, that dealer, or one of its affiliates, may profit in connection with such hedging activities and such profit, if any, will be in addition to any compensation that the dealer receives for the sale of the Notes to you. You should be aware that the potential for the dealer or one of its affiliates to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Notes to you in addition to any compensation they would receive for the sale of the Notes.
Trading and Business Activities by TD and Our Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
TD and our affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of the Reference Asset, and we or they may adjust these hedges by, among other things, purchasing or selling any of the foregoing at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amount payable on, the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the performance of the Reference Asset.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We and our affiliates may, at present or in the future, engage in business with one or more Reference Asset Issuer, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between us and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or the Reference Asset Issuer. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these business activities by us or one or more of our affiliates may affect the price of the Reference Asset and, therefore, the market value of, and any amount payable on, the Notes.

TD SECURITIES (USA) LLC	P-10

There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine whether the Contingent Coupon Payment is payable on any Coupon Payment Date and the Payment at Maturity on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Because this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent may adjust the Initial Price, and therefore the Contingent Coupon Barrier Price, Principal Barrier Price and Share Delivery Amount, for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Asset, but only in the situations we describe in “Additional Terms of the Notes — Anti-Dilution Adjustments” herein. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Asset. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Asset, those events or other actions affecting the Reference Asset, the Reference Asset Issuer or a third party may nevertheless adversely affect the price of the Reference Asset and therefore, adversely affect the market value of, and return on, your Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will depend on the performance of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Summary”.
If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.
General Risk Factors
We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Public Offering Price.
At our sole option, we may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of the final pricing supplement. The public offering price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original public offering price you paid as provided on the cover of the final pricing supplement.

TD SECURITIES (USA) LLC	P-11

Hypothetical Returns
The following examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical prices of the Reference Asset on any Observation Date (including the Final Valuation Date) could have on the return on the Notes assuming all other variables remain constant. The actual terms of the Notes will be set on the Pricing Date.
The examples below are based on a range of Closing Prices that are entirely hypothetical; the Closing Price of the Reference Asset on any day throughout the term of the Notes, including on any Observation Date, or the Final Price on the Final Valuation Date, cannot be predicted. The Reference Asset has been highly volatile in the past — meaning that the price of the Reference Asset has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the Notes assuming that they are purchased on the Issue Date at the Principal Amount and held to the Maturity Date. If you sell your Notes in a secondary market prior to the Maturity Date, your return will depend upon the market value of your Notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the Reference Asset and our creditworthiness. In addition, the estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be less than the original public offering price of your Notes. For more information on the estimated value of your Notes, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Are Set on the Pricing Date) is Expected to Be Less Than the Public Offering Price of the Notes.” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Term	18 months
Principal Amount	$10,000
Contingent Coupon Payment
The product of (i) the quotient of the number of months from the immediately preceding Observation Date (or the Pricing Date, in the case of the first Observation Date) to such Observation Date divided by 12 times (ii) $1,028.00 (the potential for up to 10.28% per annum)*

Contingent Coupon Barrier Price	80.00% of the Initial Price
Principal Barrier Price	80.00% of the Initial Price
* The bottom of the Contingent Coupon Payment range specified herein. The actual Contingent Coupon Payment will be set on the Pricing Date
Neither a market disruption event nor a non-Trading Day occurs on any originally scheduled Observation Date (including the originally scheduled Final Valuation Date)

No change in or affecting the Reference Asset.
Notes purchased on the issue date at the Principal Amount and held to the Maturity Date
Moreover, we have not yet set the Initial Price that will serve as the baseline for determining the Contingent Coupon Payment payable on any Coupon Payment Date, if any, the Contingent Coupon Payment, each of which will affect your return on the Notes. We will not do so until the Pricing Date. As a result, the actual Initial Price may differ substantially from the Closing Price of the Reference Asset prior to the Pricing Date.
For these reasons, the actual performance of the Reference Asset over the term of your Notes, the actual Closing Price of the Reference Asset on any Observation Date, the Contingent Coupon Payment payable, if any, on any Coupon Payment Date, as well as the Payment at Maturity, may bear little relation to the hypothetical examples shown below or to the historical price of the Reference Asset shown elsewhere in this pricing supplement. For information about the historical prices of the Reference Asset during recent periods, see “Information Regarding the Reference Asset — Historical Information” below. Before investing in the offered Notes, you should consult publicly available information to determine the price of the Reference Asset between the date of this pricing supplement and the date of your purchase of the offered Notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Notes, tax liabilities could affect the after-tax rate of return on your Notes to a comparatively greater extent than the after-tax return on the Reference Asset.

TD SECURITIES (USA) LLC	P-12

Hypothetical Contingent Coupon Payments
The examples below show hypothetical performance of the Reference Asset and the hypothetical Contingent Coupon Payments, if any, that we would pay on each Coupon Payment Date with respect to each $10,000 Principal Amount of the Notes if the Closing Price of the Reference Asset is equal to or greater than the Contingent Coupon Barrier Price on the applicable Observation Date. These below scenarios reflect only the payment of any hypothetical Contingent Coupon Payments with respect to each Observation Date and do not reflect the Payment at Maturity.
Scenario 1
Hypothetical Observation Date	Hypothetical Closing Price of the Reference Asset (as Percentage of the Initial Price)	Hypothetical Contingent Coupon Payment
First	85.00%	$257.00
Second	35.00%	$0.00
Third	90.00%	$257.00
Fourth	40.00%	$0.00
Fifth	60.00%	$0.00
Sixth	95.00%	$257.00
	Total Hypothetical Contingent Coupon Payments:	$771.00
In Scenario 1, the hypothetical Closing Price of the Reference Asset increases and decreases by varying amounts on each hypothetical Observation Date. Because the hypothetical Closing Price of the Reference Asset on the first, third and sixth hypothetical Observation Dates is equal to or greater than the hypothetical Contingent Coupon Barrier Price, you would receive the hypothetical Contingent Coupon Payment with respect to each of the first, third and sixth hypothetical Observation Dates. Because the hypothetical Closing Price of the Reference Asset on all of the other hypothetical Observation Dates is less than the hypothetical Contingent Coupon Barrier Price, no other Contingent Coupon Payments would be paid, including at maturity. The total of the hypothetical Contingent Coupon Payments you would receive in Scenario 1 is $771.00 (without giving effect to any loss suffered at maturity).
Scenario 2
Hypothetical Observation Date	Hypothetical Closing Price of the Reference Asset (as Percentage of the Initial Price)	Hypothetical Contingent Coupon Payment
First	35.00%	$0.00
Second	40.00%	$0.00
Third	35.00%	$0.00
Fourth	45.00%	$0.00
Fifth	60.00%	$0.00
Sixth	55.00%	$0.00
	Total Hypothetical Contingent Coupon Payments:	$0.00
In Scenario 2, the hypothetical Closing Price of the Reference Asset increases and decreases by varying amounts on each hypothetical Observation Date. Because the hypothetical Closing Price of the Reference Asset on each Observation Date is less than the hypothetical Contingent Coupon Barrier Price, you will not receive any Contingent Coupon Payments during the term of the Notes. The total of the hypothetical Contingent Coupon Payments you would receive in Scenario 2 is $0.00 and, in this scenario, you would not receive a positive return on the Notes (without giving effect to any loss suffered at maturity).

TD SECURITIES (USA) LLC	P-13

Hypothetical Payment at Maturity
The Payment at Maturity we would pay for each $10,000 Principal Amount of your Notes will depend on the performance of Reference Asset on the Final Valuation Date, as shown in the table below. The table below does not include the final Contingent Coupon Payment, if any, and reflects the hypothetical Payment at Maturity that you could receive. The Closing Prices in the left column of the table below represent hypothetical Final Prices of the Reference Asset and are expressed as percentages of the Initial Price. The amounts in the right column of the table below represent the hypothetical Payment at Maturity, based on the corresponding hypothetical Final Price, and are expressed as percentages of the Principal Amount of a Note (rounded to the nearest thousandth of a percent). Thus, a hypothetical Payment at Maturity of 100.000% means that the value of the cash payment that we would pay for each $10,000 of the outstanding Principal Amount of the offered Notes on the Maturity Date would equal 100.000% of the Principal Amount of a Note, based on the corresponding hypothetical Final Price and the assumptions noted above.
Hypothetical Final Price (as Percentage of Initial Price)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	100.000%*
140.000%	100.000%*
130.000%	100.000%*
120.000%	100.000%*
110.000%	100.000%*
100.000%	100.000%*
90.000%	100.000%*
80.000%	100.000%*
79.999%	79.999%**
70.000%	70.000%**
60.000%	60.000%**
50.000%	50.000%**
25.000%	25.000%**
0.000%	0.000%**
*	Does not include the final Contingent Coupon Payment
**
Represents the value of the Share Delivery Amount calculated as of the Final Valuation Date. In the event that the Final Price is less than the Principal Barrier Price, any decline in the price of the Reference Asset from the Final Valuation Date to the Maturity Date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the value of the Share Delivery Amount, calculated as of the Final Valuation Date.

If, for example, the Final Price were determined to be 25.000% of the Initial Price, the value of the Share Delivery Amount as of the Final Valuation Date would be 25.000% of the Principal Amount of your Notes, as shown in the table above. As a result, if you purchased your Notes on the original issue date at the Principal Amount and held them to the Maturity Date, you would lose 75.000% of your investment (if you purchased your Notes at a premium to the Principal Amount you would lose a correspondingly higher percentage of your investment). If the Final Price were determined to be 0.000% of the Initial Price, you would lose 100.000% of your investment in the Notes. In addition, if the Final Price were determined to be 150.000% of the Initial Price, the Payment at Maturity that we would pay on your Notes would be limited to 100.000% of each $10,000 Principal Amount of your Notes, as shown in the table above. As a result, if you held your Notes to maturity, you would not benefit from any increase in the Final Price over the Initial Price.
The amounts payable on the Notes on a Coupon Payment Date or at maturity shown above are entirely hypothetical; they are based on hypothetical prices of the Reference Asset that may not be achieved on an Observation Date (including the Final Valuation Date) and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Contingent Coupon Payments or hypothetical Payment at Maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Notes. The hypothetical payments of any Contingent Coupon Payments or at maturity on the Notes held to the Maturity Date in the examples above assume you purchased your Notes at their Principal Amount and have not been adjusted to reflect the actual original issue price you pay for your Notes. The return on your investment (whether positive or negative) in your Notes will be affected by the amount you pay for your Notes. If you purchase your Notes for a price other than the Principal Amount, the return on your investment will differ from, and may be significantly less than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in this pricing supplement.
Payments on the Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Notes are economically equivalent to a combination of a noninterest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Notes or the U.S. federal income tax treatment of the Notes, as described elsewhere in this pricing supplement.

TD SECURITIES (USA) LLC	P-14

We cannot predict the actual Closing Prices of the Reference Asset on any Observation Date (including the Final Valuation Date) or what the market value of your Notes will be on any particular trading day, nor can we predict the relationship between the price of the Reference Asset and the market value of your Notes at any time prior to the Maturity Date. The actual Contingent Coupon Payment, if any, that you will receive on a Coupon Payment Date, the Payment at Maturity and the rate of return on the offered Notes, will depend on the actual Initial Price and the actual Contingent Coupon Payment, which we will set on the Pricing Date, the actual Closing Prices on the Observation Dates or Final Price, as applicable, to be determined by the Calculation Agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, any amount of cash to be paid in respect of your Notes on a Coupon Payment Date or on the Maturity Date may be very different from the information reflected in the examples above.

TD SECURITIES (USA) LLC	P-15

Information Regarding the Reference Asset
The Reference Asset is registered with the SEC. Companies with securities registered with the SEC are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents or any document incorporated herein by reference.
We have derived all information contained herein regarding the Reference Asset from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any document incorporated herein by reference. TD has not undertaken an independent review or due diligence of any publicly available information regarding the Reference Asset. The Closing Prices for the Reference Asset may be adjusted by Bloomberg Professional® (“Bloomberg”). for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
As an investor in the Notes, you should undertake such independent investigation of the Reference Asset Issuer as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.
The Campbell’s Company
According to publicly available information, The Campbell’s Company (“Campbell”) manufactures and markets branded food and beverage products. Information filed by Campbell with the SEC can be located by reference to its SEC file number: 001-03822, or its CIK Code: 0000016732. Campbell’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “CPB”.
Historical Information
The graph below shows the daily historical Closing Prices of the Reference Asset from December 19, 2015 through December 19, 2025. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
The Campbell’s Company (CPB)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-16

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Asset. Pursuant to this treatment, any Contingent Coupon Payments paid on the Notes (including any Contingent Coupon Payments paid on or with respect to the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. If your Notes are so treated, if the Notes are cash settled, you generally should recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition (adjusted for any accrued and unpaid Contingent Coupon Payments treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date, but that could be attributed to an expected Contingent Coupon Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
This discussion does not address the U.S. federal income tax consequences of owning or disposing of any shares of the Reference Asset that you may receive at maturity in connection with your investment in the Notes. If your Notes are physically settled at maturity by delivery to you of shares of the Reference Asset, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectus for the Reference Asset. Further, you should consult your own tax advisors concerning the application of U.S. federal income and other tax laws to your beneficial ownership of any shares of the Reference Asset received at maturity.
If the Notes are physically settled, you should generally not recognize gain or loss with respect to the shares of the Reference Asset received at maturity (other than with respect to cash received in lieu of any fractional share). Consistent with this position, you should have an aggregate tax basis in the shares of the Reference Asset (including any fractional share for which cash is received) equal to your adjusted tax basis in the Notes and should have a holding period in the shares of the Reference Asset beginning on the day after receipt of the Share Delivery Amount. With respect to any cash received in lieu of a fractional share of the Reference Asset, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of the Share Delivery Amount is treated as a taxable settlement of the Notes followed by a purchase of the shares of the Reference Asset pursuant to the original terms of the Notes. If the receipt of the Share Delivery Amount is so treated, (i) you should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash you receive in lieu of any fractional share and the amount you paid for your Notes, (ii) you should take a basis in such shares in an amount equal to their fair market value at such time and (iii) your holding period in such shares would begin on the day after you beneficially receive such shares.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

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Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income in excess of any receipt of Contingent Coupon Payments and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. You are urged to consult your tax advisor concerning the significance and potential impact of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
You are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including with respect to any shares of the Reference Asset received, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

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Additional Terms of the Notes
The sections “General Terms of the Notes — Delisting or Suspension of Trading in, or Change in Law Event Affecting, an Equity Security” and “— Anti-Dilution Adjustments” in the product supplement are replaced in its entirety with the below discussion.
Delisting or Suspension of Trading in an Equity Security
If a Reference Asset is delisted or trading of the Reference Asset is suspended on the primary exchange for such Reference Asset, and such Reference Asset is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act, as determined by the Calculation Agent (a “successor exchange”), then such Reference Asset will continue to be deemed the Reference Asset. If the Reference Asset is not initially listed on a major U.S. securities exchange registered under the Exchange Act as determined by the Calculation Agent, the applicable pricing supplement will specify the applicable definition of a “successor exchange”.
If a Reference Asset is delisted or trading of such Reference Asset is suspended on the primary exchange for such Reference Asset, and such Reference Asset is not immediately re-listed or approved for trading on a successor exchange, then the Calculation Agent will deem the Closing Price of the applicable Reference Asset on the Trading Day immediately prior to its delisting or suspension to be the Closing Price of the applicable Reference Asset on each remaining Trading Day to, and including, the Observation Dates or the Final Valuation Date, as applicable.
Notwithstanding these alternative arrangements, any delisting or suspension of trading in an equity security may adversely affect the market value of, and return on, the Notes.
Anti-Dilution Adjustments
The Initial Price, Contingent Coupon Barrier Price, Principal Barrier Price, Share Delivery Amount and/or any other relevant term, as applicable (the “Applicable Price”), may be adjusted by the Calculation Agent if any of the dilution events described below occurs with respect to such Reference Asset after the applicable Pricing Date.
The Calculation Agent will adjust the Applicable Price for the affected Reference Asset as described below, but only if an event below under this section occurs with respect to such Reference Asset and the relevant event occurs during the period described under the applicable subsection. The Applicable Price for the affected Reference Asset may each be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the Reference Asset.
No such adjustments will be required unless such adjustments would result in a change of at least 0.1% to the Applicable Price.
If more than one anti dilution event requiring adjustment occurs with respect to the Applicable Price for the affected Reference Asset, the Calculation Agent will adjust that Applicable Price for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Applicable Price for the first event, the Calculation Agent will adjust the Applicable Price for the second event, applying the required adjustment to the Initial Price, Contingent Coupon Barrier Price, Principal Barrier Price and/or any other relevant term, as applicable, as already adjusted for the first event, and so on for each event for the affected Reference Asset.
If an event requiring an anti dilution adjustment occurs, the Calculation Agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to the affected Notes, that results solely from that event. Accordingly, the Calculation Agent may modify or make adjustments that differ from the anti dilution adjustments discussed herein as necessary to ensure an equitable result.

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Share Splits and Share Dividends
A share split is an increase in the number of a corporation’s outstanding shares without any change in its shareholders’ equity. When a corporation pays a share dividend, it issues additional shares of its stock to all holders of its outstanding shares in proportion to the shares they own. Each outstanding share will be worth less as a result of a share split or share dividend.
If a Reference Asset is subject to a share split or receives a share dividend, then the Calculation Agent will adjust the Share Delivery Amount before the share split or share dividend by multiplying the prior Share Delivery Amount by, and will adjust the Initial Price, Contingent Coupon Barrier Price, Principal Barrier Price and/or any other relevant term, as applicable, by dividing the prior Initial Price, Contingent Coupon Barrier Price, Principal Barrier Price and/or any other relevant term, as applicable, before the share split or share dividend, by the number equal to: (1) the number of shares of such Reference Asset outstanding immediately after the share split or share dividend becomes effective; divided by (2) the number of shares of such Reference Asset outstanding immediately before the share split or share dividend becomes effective. The Initial Price, Contingent Coupon Barrier Price, Principal Barrier Price and/or any other relevant term, as applicable, will not be adjusted, however, unless:
•
in the case of a share split, the first day on which the affected Reference Asset trades without the right to receive the share split occurs after the Pricing Date and on or before the applicable Observation Date or the Final Valuation Date; or

•	in the case of a share dividend, the ex dividend date occurs after the Pricing Date and on or before the applicable Observation Date or the Final Valuation Date.
The ex dividend date for any dividend or other distribution with respect to the affected Reference Asset is the first day on which such Reference Asset trades without the right to receive that dividend or other distribution.
Reverse Share Splits
A reverse share split is a decrease in the number of a corporation’s outstanding shares without any change in its shareholders’ equity. Each outstanding share will be worth more as a result of a reverse share split.
If a Reference Asset is subject to a reverse share split, then the Calculation Agent will adjust the Share Delivery Amount by dividing the prior Share Delivery Amount by,  and will adjust the Initial Price, Contingent Coupon Barrier Price, Principal Barrier Price and/or any other relevant term, as applicable, by multiplying the prior Initial Price, Contingent Coupon Barrier Price, Principal Barrier Price and/or any other relevant term, as applicable, of such Reference Asset by, a number equal to: (1) the number of shares of the Reference Asset outstanding immediately before the reverse share split becomes effective; divided by (2) the number of shares of the Reference Asset outstanding immediately after the reverse share split becomes effective. The Applicable Price will not be adjusted, however, unless the reverse share split becomes effective after the Pricing Date and on or before the applicable Observation Date or the Final Valuation Date.
Extraordinary Dividends
A distribution or dividend on a Reference Asset will be deemed to be an extraordinary dividend if the Calculation Agent determines that its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, by an amount equal to at least 10% of the Closing Price of such Reference Asset (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day before the ex-dividend date. The Calculation Agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.
If any extraordinary dividend occurs with respect to a Reference Asset, the Calculation Agent will adjust the Share Delivery Amount by multiplying the prior Share Delivery Amount by, and will adjust the Initial Price, Contingent Coupon Barrier Price, Principal Barrier Price and/or any other relevant term, as applicable, of such Reference Asset by dividing the prior Initial Price, Contingent Coupon Barrier Price, Principal Barrier Price and/or any other relevant term, as applicable, by, the ratio the amount by which the Closing Price of such Reference Asset on the Trading Day before the ex dividend date exceeds the extraordinary dividend amount to the Closing Price of such Reference Asset on the Trading Day before the ex dividend date.
If any extraordinary dividend occurs with respect to a Reference Asset, the Applicable Price will not be adjusted, however, unless the ex dividend date occurs after the Pricing Date and on or before the applicable Observation Date or the Final Valuation Date.
The extraordinary dividend amount with respect to an extraordinary dividend for the Reference Asset equals:
•
for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Reference Asset minus the amount per share of the immediately preceding dividend, if

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any, that was not an extraordinary dividend for the Reference Asset; or
•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.
To the extent an extraordinary dividend is not paid in cash, the value of the non cash component will be determined by the Calculation Agent. A distribution on the Reference Asset that is a share dividend, an issuance of transferable rights or warrants or a spin off event and also an extraordinary dividend will result in an adjustment to the Initial Price, Contingent Coupon Barrier Price, Principal Barrier Price and/or any other relevant term, as applicable, only as described under “— Share Splits and Share Dividends” above, “—Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.
Transferable Rights and Warrants
If a Reference Asset Issuer issues transferable rights or warrants to all holders of such Reference Asset to subscribe for or purchase such Reference Asset at an exercise price per share that is less than the Closing Price of such Reference Asset on the Trading Day before the ex dividend date for the issuance, then the Calculation Agent may adjust the Applicable Price of such Reference Asset as the Calculation Agent determines appropriate to account for the economic effect of such issuance, and may reference, without limitation, any adjustment(s) to options contracts on the affected Reference Asset in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange.
The Applicable Price will not be adjusted for such affected Reference Asset, however, unless the ex dividend date described above occurs after the Pricing Date and on or before the applicable Observation Date or the Final Valuation Date.
Reorganization Events
If a Reference Asset Issuer undergoes a reorganization event in which property other than the Reference Asset—e.g., cash and securities of another issuer (“distribution property”)—is distributed in respect of such Reference Asset, then such distribution property will be deemed to be the Reference Asset and, for purposes of calculating the price of such Reference Asset, the Calculation Agent will determine the value of such distribution property distributed in respect of one share of such Reference Asset.
Each of the following is a reorganization event with respect to the Reference Asset:
•	the Reference Asset is reclassified or changed, including, without limitation, as a result of the issuance of tracking stock by the Reference Asset Issuer;
•
the Reference Asset Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but substantially all the outstanding shares are exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding shares and the securities of another entity occurs, other than as part of an event described in the two bullet points above;
•	the Reference Asset Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
•
the Reference Asset Issuer effects a spin‑off—that is, issues to all holders of the Reference Asset equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the Reference Asset Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or
•	another entity completes a tender or exchange offer for all or substantially all of the outstanding shares of the Reference Asset Issuer.
Notwithstanding the foregoing or the discussion below under “— Valuation of Distribution Property”, if a Reference Asset Issuer or any successor entity becomes subject to a merger or consolidation with the Bank or any of its affiliates (an “issuer merger event”), then the Calculation Agent will deem the Closing Price of the original Reference Asset on the Trading Day immediately prior to the announcement date of the issuer merger event, as applicable, to be the Closing Price of the Reference Asset on each remaining Trading Day to, and including, the Observation Date or the Final

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Valuation Date, if applicable.
Valuation of Distribution Property
If a reorganization event occurs with respect to a Reference Asset, then the Calculation Agent will determine the Closing Price of the affected Reference Asset by reference to the distribution property (as discussed below). The Calculation Agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin‑off, unless the ex‑dividend date for the spin‑off occurs) after the Pricing Date and on or before the applicable Observation Date or the Final Valuation Date.
For the purpose of making a determination required by a reorganization event, the Calculation Agent will determine the value of each type of distribution property. For any distribution property consisting of a security, the Calculation Agent will use the closing price for the security on the relevant date. The Calculation Agent may value other types of property in any manner it determines to be appropriate. If a holder of the affected Reference Asset may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent.
If the distribution property consists of a security, the Calculation Agent will make further adjustments to the distribution property for later events that affect such security in determining the closing price. The Calculation Agent will do so to the same extent that it would make determinations if the affected security were the original Reference Asset and were affected by the same kinds of events.
For example, if the Reference Asset Issuer merges into another company and each share of the Reference Asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each Observation Date or Final Valuation Date, as applicable, the Closing Price of a share of the Reference Asset will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The Calculation Agent will further determine the common share component of such Closing Price to reflect any later share split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described elsewhere herein as if the common shares were the Reference Asset. In that event, the cash component will not be redetermined but will continue to be a component of the Closing Price.
When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of the affected Reference Asset or in respect of whatever securities whose value determines the Closing Price on an Observation Date or the Final Valuation Date, if applicable, if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin‑off, the distribution property also includes the Reference Asset in respect of which the distribution is made.
In this pricing supplement, when we refer to a Reference Asset, we mean any distribution property that is distributed in a reorganization event in respect of the affected Reference Asset. Similarly, when we refer to a Reference Asset Issuer, we also mean any successor entity in a reorganization event.
Non-U.S. Distribution Property
If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency (the “non-U.S. securities”), then for all purposes, including the determination of the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) on the Observation Dates or Final Valuation Date, as applicable, the Calculation Agent will convert the closing price of such non-U.S. securities as of the relevant date of determination into U.S. dollars using the then-applicable exchange rate as it determines.

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less any underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers.
We or one of our affiliates will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the Notes, holds an indirect minority equity interest, for services it is providing in connection with this offering. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date, which is the third (3rd) Business Day following the Pricing Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one Business Day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than one Business Day from the Pricing Date, purchasers who wish to trade the Notes more than one Business Day prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS or any of our affiliates may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS or any of our affiliates may use this pricing supplement in a market-making transaction in a Note after its initial sale. If a purchaser buys the Notes from us, TDS or any of our affiliates, this pricing supplement is being used in a market-making transaction unless we, TDS or any of our affiliates informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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